Exhibit 99.1

Brent Di Giorgio	Kathy Schirling
Corporate Communications	Corporate Marketing
203.338.3135 Fax: 203.338.3461	802-238-5437 Fax: 802-660-1319
brent.digiorgio@peoples.com	kschirling@chittenden.com

FOR IMMEDIATE RELEASE

December 26, 2007

PRELIMINARY RESULTS OF ELECTIONS REGARDING MERGER

CONSIDERATION ANNOUNCED IN PEOPLE’S UNITED FINANCIAL’S

ACQUISITION OF CHITTENDEN CORPORATION

BRIDGEPORT, CT and BURLINGTON, VT (December 26, 2007) — People’s United Financial, Inc. (Nasdaq: PBCT) and Chittenden Corporation (NYSE: CHZ) today announced the preliminary results of elections made by Chittenden stockholders as to the form of merger consideration to be received in the pending merger of Chittenden with and into People’s United. The election deadline for Chittenden stockholders to have made merger consideration elections in connection with the proposed merger expired at 5:00 p.m., New York City time, on December 24, 2007.

Of the approximately 49,977,612 shares of Chittenden common stock outstanding as of December 24, 2007:

•	The holders of approximately 24,255,664 shares, or 48.5%, elected to receive People’s United common stock;

•	The holders of approximately 20,541,656 shares, or 41.1%, elected to receive cash; and

•	The holders of approximately 5,200,292 shares, or 10.4%, submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.

The elections with respect to approximately 1,213,633 of the foregoing shares electing to receive stock and approximately 2,162,559 of the foregoing shares electing to receive cash were made pursuant to the notice of guaranteed delivery procedure, which requires the delivery of Chittenden shares to the exchange agent for the merger by 5:00 p.m., New York City time, on Friday, December 28, 2007. If the exchange agent does not receive the required share certificates or book-entry transfer of shares by this guaranteed delivery deadline, the Chittenden shares subject to such election will be treated as shares that did not make a valid election.

After the final results of the election process are determined, the actual merger consideration, and the allocation of the merger consideration, will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Chittenden common stock outstanding immediately prior to the closing date, the final results of the election process and the value of People’s United common stock for the five trading days immediately prior to the date the merger becomes effective. The aggregate amount of cash that will be paid in the merger is fixed at $1,013,022,898. A press release announcing the final merger consideration will be issued after the final merger consideration is determined.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the proxy statement/prospectus dated October 19, 2007 and mailed to Chittenden stockholders of record on or about October 23, 2007. Chittenden stockholders are urged to read the proxy statement/prospectus carefully and in its entirety. Copies of the proxy statement/prospectus may be obtained for free by following the instructions below under “Additional Information About the Merger and Where to Find It.”

People’s United and Chittenden expect to complete the merger on January 1, 2008. The proposed merger remains subject to the satisfaction of customary closing conditions, including receipt of approvals from various federal and state regulatory agencies.

Additional Information About the Merger and Where to Find It

In connection with People’s United’s proposed acquisition of Chittenden, People’s United has filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a proxy statement/prospectus dated October 19, 2007, which has been mailed to Chittenden shareholders. Investors are urged to read these materials, and any other documents filed by People’s United or Chittenden with the SEC, because they contain or will contain important information about People’s United, Chittenden and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by People’s United with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by People’s United by directing a written request to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, CT 06604, Attention: Investor Relations.

People’s United Financial is a diversified financial services company providing consumer and commercial banking services through a network of 160 People’s United Bank branches, including 75 locations in Super Stop & Shop stores. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, Chittenden offers a broad range of financial products and services to customers throughout Northern New England, Massachusetts and Connecticut, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden’s news releases, including earnings announcements, are available on its website at www.chittendencorp.com.

[1]

Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, Ocean Bank and Merrill Merchants Bank. Chittenden Trust Company also operates under the names Chittenden Bank, Chittenden Services Group, Chittenden Mortgage Services and Chittenden Commercial Finance, and it owns Chittenden Insurance Group, LLC and Chittenden Securities, LLC.